UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 10, 2012

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

1-3672	Ameren Illinois Company (Illinois Corporation) 300 Liberty Street Peoria, Illinois 61602 (309) 677-5271	37-0211380

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

Reference is made to Overview and Outlook under Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-Q for the quarterly period ended September 30, 2011, of registrant Ameren Corporation (“Ameren”) and its registrant subsidiary, Ameren Illinois Company (“Ameren Illinois”), for a discussion of Ameren Illinois’ February 2011 request with the Illinois Commerce Commission (“ICC”), as subsequently revised, to increase its annual revenues for natural gas delivery services.

On January 10, 2012, the ICC issued a rate order that approved an increase in Ameren Illinois’ annual revenues for natural gas delivery service of $32 million. The revenue increase was based on a 9.06% return on equity, a capital structure composed of 53.3% common equity, a rate base of approximately $1 billion, and a 2012 future test year. The rate changes are expected to become effective on January 20, 2012. Ameren Illinois is evaluating the ICC’s order and may decide to ask for rehearing of, or subsequently appeal, any aspect of the ICC’s order. Similarly, any of the intervenor parties to the rate case may seek rehearing of, or subsequently appeal, any aspect of the order. Ameren Illinois cannot predict the outcome of any such application for rehearing or appeal.

This combined Form 8-K is being filed separately by Ameren Corporation and Ameren Illinois Company (each a “registrant”). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION

(Registrant)

/s/ Martin J. Lyons, Jr.

Martin J. Lyons, Jr.

Senior Vice President and Chief Financial Officer

AMEREN ILLINOIS COMPANY

(Registrant)

/s/ Scott A. Cisel

Scott A. Cisel

Chairman, President and Chief Executive Officer

Date: January 13, 2012

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